CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 8, 2013, relating to the financial statements and financial highlights and to the investment portfolios appearing in Item 6 of the Form N-CSR filing of American Funds Insurance Series, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm" and "Prospectuses and reports to shareholders" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

April 26, 2013